Exhibit 10.4
THE NACCO MATERIALS HANDLING GROUP, INC.
UNFUNDED BENEFIT PLAN
(AS AMENDED AND RESTATED EFFECTIVE AS OF
DECEMBER 1, 2007)

NACCO MATERIALS HANDLING GROUP, INC.
UNFUNDED BENEFIT PLAN
     NACCO Materials Handling Group, Inc. (the “Company”) does hereby amend and completely restate the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan on the terms and conditions described hereinafter, effective as of December 1, 2007:
ARTICLE I — PREFACE
     Section 1.1. Effective Date. The original effective date of this Plan was February 10, 1993 and the Plan was previously amended and restated as of September 1, 2000 and January 1, 2005. The effective date of this amendment and restatement is December 1, 2007.
     Section 1.2. Purpose of the Plan. For periods prior to January 1, 2008, the purpose of this Plan was (a) to allow certain employees to defer the receipt of certain long-term incentive compensation award payments, (b) to provide for certain Employees the benefits they would have received under the Profit Sharing Plan but for (i) the dollar limitation on Compensation taken into account under the Profit Sharing Plan as a result of Section 401(a)(17) of the Code, (ii) the limitations imposed under Section 415 of the Code, and (iii) the limitations under Sections 402(g), 401(k)(3) and 401(m) of the Code, and (c) to provide for the continued deferral of certain frozen benefits.
     Section 1.3. Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of North Carolina, except where preempted by federal law.
     Section 1.4. Gender and Number. For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.
     Section 1.5. Application of Code Section 409A
          (a) As a result of the changes to the payment provisions of this Plan in accordance with the Code Section 409A transitional rules, none of the Sub-Accounts are “grandfathered” under Code Section 409A. Notwithstanding the foregoing, for administrative and recordkeeping purposes, the following Sub-Accounts have been classified as the “Pre-2005 Sub-Accounts”: (i) The LTIP Deferral Sub-Account; (ii) the Yale Short-Term Deferral Sub-Account(iii) the Excess Deferral Sub-Account, (iv) amounts credited to the Excess 401(k) Sub-Account for periods prior to January 1, 2005 (the “Pre-2005 Excess 401(k) Sub-Account”); (v) amounts credited to the Excess Matching Sub-Account for periods prior to January 1, 2005 (the “Pre-2005 Excess Matching Sub-Account”) and (vi) amounts credited to the Excess Profit Sharing Sub-Account for pre-2005 Plan Years (including the amount that was credited in 2005 for the 2004 Plan Year) (the “Pre-2005 Excess Profit Sharing Sub-Account”).
          (b) The following Sub-Accounts have been classified as the “Post-2004 Sub-Accounts”: (i) amounts credited to the Excess 401(k) Sub-Account for periods on or after January 1, 2005 and on or before December 31, 2007 (the “Post-2004 Excess 401(k) Sub-

Account”); (ii) amounts credited to the Excess Matching Sub-Account for periods on or after January 1, 2005 and on or before December 31, 2007 (the “Post-2004 Excess Matching Sub-Account”) and (iii) amounts credited to the Excess Profit Sharing Sub-Account for the 2005 through 2007 Plan Years (the “Post-2004 Excess Profit Sharing Sub-Account”).
          (c) It is intended that the compensation arrangements under the Plan be in full compliance with the requirements of Code Section 409A. The Plan shall be interpreted and administered in a manner to give effect to such intent. Notwithstanding the foregoing, the Employers do not guarantee to Participants or Beneficiaries any particular tax result with respect to any amounts deferred or any payments provided hereunder, including tax treatment under Code Section 409A.
     Section 1.6. Benefit Freeze/Partial Plan Termination. All Excess Retirement Benefits under the Plan shall be frozen as of December 31, 2007; provided, however, that earnings shall continue to be credited on all Sub-Accounts after such date, as specified in the Plan. The portion of the Plan that applies to active Participants who are not Covered Employees shall automatically terminate in 2008 when the last active non-Covered Employee receives a payment of his entire Account hereunder and the portion of the Plan that applies to terminated Participants shall automatically terminate in 2009 when the last terminated Participant receives a payment of the remaining balance of his Account hereunder.
ARTICLE II — DEFINITIONS
     Except as otherwise provided in this Plan, terms defined in the Profit Sharing Plan as it may be amended from time to time shall have the same meanings when used herein, unless a different meaning is clearly required by the context of this Plan. In addition, the following words and phrases shall have the following respective meanings for purposes of this Plan:
     Section 2.1. Account shall mean the record maintained by the Employer in accordance with Section 4.1 as the sum of the Participant’s Excess Retirement Benefits hereunder. The Participant’s Account shall be further divided into the Sub-Accounts described in Section 1.5 hereof.
     Section 2.2. Beneficiary shall mean the person or persons designated by the Participant as his Beneficiary under this Plan, in accordance with the provisions of Article VIII hereof.
     Section 2.3. Bonus shall mean any bonus under the NACCO Materials Handling Group, Inc. Annual Incentive Compensation Plan that would be taken into account as Compensation under the Profit Sharing Plan, which is earned with respect to services performed by a Participant during a Plan Year (whether or not such Bonus is actually paid to the Participant during such Plan Year). An election to defer a Bonus under this Plan must be made before the period in which the services are performed which gives rise to such Bonus.
     Section 2.4. Change in Control shall mean the occurrence of an event described in Appendix A hereto; provided that such occurrence occurs on or after January 1, 2008 and meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) or any successor or replacement thereto).

     Section 2.5. Company shall mean NACCO Materials Handling Group, Inc. or any entity that succeeds NACCO Materials Handling Group, Inc. by merger, reorganization or otherwise.
     Section 2.6. Compensation shall have the same meaning as under the Profit Sharing Plan, except that (a) Compensation shall be deemed to include (i) the amount of compensation deferred by the Participant under this Plan, excluding, however, LTIP Deferral Benefits and (ii) amounts in excess of the limitation imposed by Code Section 401(a)(17) and (b) Compensation shall be deemed to exclude cash compensation which is paid for special perquisites, such as country club dues and company plane allowances. Notwithstanding the foregoing, (1) cash allowances in lieu of general perquisites that are paid to substantially all Participants shall be included in the definition of Compensation hereunder and (2) the timing and crediting of Bonuses hereunder shall be as specified in Section 3.3.
     Section 2.7. Covered Employee shall mean any Participant who, prior to December 31, 2007, is designated by the Company’s Compensation Committee as an actual or potential “covered employee” for purposes of Code Section 162(m) for the 2008 calendar year.
     Section 2.8. Employer shall mean the Company and NMHG Oregon, LLC.
     Section 2.9. Excess Retirement Benefit or Benefit shall mean an LTIP Deferral Benefit, the Yale Short-Term Deferral Benefit, Excess Profit Sharing Benefit, Excess 401(k) Benefit, Excess Matching Benefit or Excess Deferral Benefit (all as described in Article III) which is payable to or with respect to a Participant under this Plan.
     Section 2.10. Fixed Income Fund shall mean the Vanguard Retirement Savings Trust IV investment fund under the Profit Sharing Plan or any equivalent fixed income fund thereunder which is designated by the NACCO Industries, Inc. Retirement Funds Investment Committee as the successor thereto.
     Section 2.11. 401(k) Employee shall mean an Employee of an Employer who is a Participant in the Profit Sharing Plan who is eligible to receive Before-Tax Contributions and Matching Employer Contributions thereunder.
     Section 2.12. Key Employee. Effective April 1, 2008, a Participant shall be classified as a Key Employee if he meets the following requirements:
(a)	The Participant, with respect to the Participant’s relationship with the Company and the Controlled Group Members. met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to Section 416(i)(5)) and the Treasury Regulations issued thereunder at any time during the 12-month period ending on the most recent Identification Date (defined below) and his Termination of Employment occurs during the 12-month period beginning on the most recent Effective Date (defined below). When applying the provisions of Code Section 416(i)(1)(A)(i), (ii) or (iii) for this purpose: (i) the definition of “compensation” (A) shall be as defined in Treasury Regulation Section 1.415(c)-2(d)(4) (i.e., the wages and other compensation for which the Employer is required to furnish the Employee with a Form W-2 under Code Sections 6041, 6051 and 6052, plus amounts deferred at the election of the Employee under Code Sections 125, 132(f)(4) or 401(k)) and (B)

shall apply the rule of Treasury Regulation Section 1.415-2(g)(5)(ii) which excludes compensation of non-resident alien employees and (ii) the number of officers described in Code Section 416(i)(1)(A)(i) shall be 60 instead of 50.
(b)	The Identification Date for Key Employees is each December 31st and the Effective Date is the following April 1st. As such, any Employee who is classified as a Key Employee as of December 31st of a particular Plan Year shall maintain such classification for the 12-month period commencing on the following April 1st.

(c)	Notwithstanding the foregoing, a Participant shall not be classified as a Key Employee unless the stock of NACCO Industries, Inc. (or a related entity) is publicly traded on an established securities market or otherwise on the date of the Participant’s Termination of Employment.
     Section 2.13. Participant.
          (a) For purposes of Section 3.1 of the Plan, the term “Participant” means an Employee of an Employer who is a Participant in the profit sharing portion of the Profit Sharing Plan (i) whose profit sharing benefit for a Plan Year is limited by the application of Section 401(a)(17) or 415 of the Code or is reduced as a result of his deferral of Compensation under this Plan and (ii) whose base salary or annual base rate of pay for such Plan Year was at least $115,000.
          (b) For purposes of Sections 3.3 and 3.4 of the Plan, the term “Participant” means a 401(k) Employee (i) who is unable to make all of the Before-Tax Contributions that he has elected to make to the Profit Sharing Plan, or is unable to receive the maximum amount of Matching Contributions under the Profit Sharing Plan due to the limitations of Section 402(g), 401(a)(17), 401(k)(3) and 401(m) of the Code and (ii) whose base salary or annual base rate of pay for the Plan Year in which a deferral election is effective is at least $115,000.
          (c) The term “Participant” shall also include any other person who has an Account balance hereunder.
     Section 2.14. Plan shall mean the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan, as herein set forth or as duly amended.
     Section 2.15. Plan Administrator shall mean the Administrative Committee of the Profit Sharing Plan.
     Section 2.16. Plan Year shall mean the calendar year.
     Section 2.17. Profit Sharing Employee shall mean an Employee of an Employer who is a participant in the Profit Sharing Plan and who is eligible for Profit Sharing Contributions.
     Section 2.18. Profit Sharing Plan shall mean the NACCO Materials Handling Group, Inc. Profit Sharing Retirement Plan or any successor thereto.

     Section 2.19. ROTCE. For 2007 and prior Plan Years, ROTCE shall mean the Company’s consolidated return on total capital employed, as determined by the Compensation Committee for purposes of granting awards under the Company’s long-term incentive compensation plan for a particular Plan Year.
     Section 2.20. ROTCE Table Rate. For 2008 and future Plan Years, ROTCE Table Rate shall mean the interest rate determined under the annual ROTCE Table that is adopted and approved by the Company’s Compensation Committee within the first 90 days of each Plan Year.
     Section 2.21. Termination of Employment means, with respect to any Participant’s relationship with the Company and the Controlled Group Members, a separation from service as defined in Code Section 409A (and the regulations or other guidance issued thereunder).
     Section 2.22. Valuation Date shall mean the last day of each calendar quarter and any other date chosen by the Plan Administrator.
ARTICLE III — EXCESS RETIREMENT BENEFITS — CALCULATION OF AMOUNT
     Section 3.1. Excess Profit Sharing Benefits. Each Employer shall credit to a Sub-Account (the “Excess Profit Sharing Sub-Account”) established for each Participant who is both an Employee of such Employer and a Profit Sharing Employee, an amount equal to the excess, if any, of (i) the amount of the Employer’s Profit Sharing Contribution which would have been made to the profit sharing portion of the Profit Sharing Plan on behalf of the Participant if (1) such Plan did not contain the limitations imposed under Sections 401(a)(17) and 415 of the Code and (2) the term “Compensation” (as defined in Section 2.6 hereof) were used for purposes of determining the amount of profit sharing contributions under the Profit Sharing Plan, over (ii) the amount of the Employer’s Profit Sharing Contribution which is actually made to such Plan on behalf of the Participant for such Plan Year (the “Excess Profit Sharing Benefits”). The last Excess Profit Sharing Benefits that are credited to the Excess Profit Sharing Sub-Account shall be for the 2007 Plan Year.
     Section 3.2. Frozen Benefits. The Accounts of certain Participants contain amounts allocated to (a) an Excess Deferral Sub-Account (the “Excess Deferral Benefits”) (which were frozen prior to 2005), (b) a Yale Short-Term Deferral Sub-Account (the “Yale Short-Term Deferral Benefits”) (which were frozen prior to 1994) and the LTIP Deferral Sub-Account (the “LTIP Deferral Benefits”), which only apply to LTIP awards that were granted on or before January 1, 2004 and that were frozen effective November 19, 2007. No additional amounts (other than earnings) shall be credited to these Sub-Accounts.
     Section 3.3. Basic and Additional Excess 401(k) Benefits.
          (a) Amount of Excess 401(k) Benefits. Each 401(k) Employee who is a Participant may, prior to each December 31st , by completing an approved deferral election form, direct his Employer to reduce his Compensation for the next Plan Year by an amount equal to the difference between (i) a specified percentage, in 1% increments, with a maximum of

25%, of his Compensation for the Plan Year, and (ii) the maximum Before-Tax Contributions actually permitted to be contributed for him to the Profit Sharing Plan for such Plan Year by reason of the application of the limitations under Sections 402(g), 401(a)(17) and 401(k)(3) of the Code. All amounts deferred under this Section shall be referred to herein collectively as the “Excess 401(k) Benefits.” Notwithstanding the foregoing, (1) a 401(k) Employee’s direction to reduce a Bonus earned during a particular Plan Year shall be made no later than December 31st of the Plan Year preceding the Plan Year in which the Bonus commences to be earned and (2) the last Excess 401(k) Benefits that are credited to the Excess 401(k) Sub-Account shall be for the 2007 Plan Year; provided, however, that the bonus that was earned in 2007 and will be paid in 2008 shall not be credited to the Excess 401(k) Sub-Account hereunder, but shall be credited to an account under the Company’s Excess Retirement Plan that is effective January 1, 2008.
          (b) Consequences of Deferral Election. Any direction by a Participant to defer Compensation under Subsection (a) shall be effective with respect to Compensation otherwise payable to the Participant for the Plan Year for which the deferral election form is effective and the Participant shall not be eligible to receive such Compensation. Instead, such amounts shall be credited to the Participant’s Excess 401(k) Sub-Account hereunder. Any such direction shall be irrevocable with respect to Compensation earned for such Plan Year, but shall have no effect on Compensation earned in subsequent Plan Years. A new deferral election will be required for each Plan Year under the Plan; provided that no new deferral elections shall be permitted under this Plan for Plan Years beginning on or after January 1, 2008.
          (c) Classification of Excess 401(k) Benefits. The Excess 401(k) Benefits for a particular Plan Year shall be calculated monthly and shall be further divided into the “Basic Excess 401(k) Benefits” and the “Additional Excess 401(k) Benefits” as follows:
          (i) The Basic Excess 401(k) Benefits shall be determined by multiplying each Excess 401(k) Benefit by a fraction, the numerator of which is the lesser of the percentage of Compensation elected to be deferred in the deferral election form for such Plan Year or 7% and the denominator of which is the percentage of Compensation elected to be deferred; and
          (ii) The Additional Excess 401(k) Benefits (if any) shall be determined by multiplying each Excess 401(k) Benefit by a fraction, the numerator of which is the excess (if any) of (1) the percentage of Compensation elected to be deferred in the deferral election form for such Plan Year over (2) 7%, and the denominator of which is the percentage of Compensation elected to be deferred.
The Basic Excess 401(k) Benefits shall be credited to the Basic Excess 401(k) Sub-Account under this Plan and the Additional Excess 401(k) Benefits shall be credited to the Additional Excess 401(k) Sub-Account hereunder.
     Section 3.4. Excess Matching Benefits. A 401(k) Employee who is a Participant shall have credited to his Basic Excess Matching Sub-Account an amount equal to the Matching Employer Contributions attributable to the Basic Excess 401(k) Benefits that he is prevented from receiving under the Profit Sharing Plan because of the limitations of Code Sections 402(g), 401(a)(17), 401(k)(3) and 401(m) of the Code (the “Excess Matching Benefits”). The last

Excess Matching Benefits that are credited to the Basic Excess Matching Sub-Account shall be those that are credited to the Sub-Account as of December 31, 2007.
ARTICLE IV — ACCOUNTS
     Section 4.1. Participants’ Accounts. Each Employer shall establish and maintain on its books an Account for each Participant which shall contain the following entries:
          (a) Credits to an Excess Profit Sharing Sub-Account for the Excess Profit Sharing Benefits described in Section 3.1, which shall be credited to the Sub-Account at the time the Profit Sharing Contributions are otherwise credited to Participants’ accounts under the Profit Sharing Plan.
          (b) Credits to the Excess Deferral Sub-Account, the LTIP Deferral Sub-Account and the Yale Short-Term Deferral Sub-Account at the time specified in prior Plan documents for such Benefits.
          (c) Credits to a Basic or Additional Excess 401(k) Sub-Account for the Basic and Additional Excess 401(k) Benefits described in Section 3.3, which shall be credited to the Sub-Account when a 401(k) Employee is prevented from making a Before-Tax Contribution under the Profit Sharing Plan.
          (d) Credits to a Basic Excess Matching Sub-Account for the Excess Matching Benefits described in Section 3.4, which amounts shall be credited to the Sub-Account when a 401(k) Employee is prevented from receiving Matching Employer Contributions under the Profit Sharing Plan.
          (e) Credits to all Sub-Accounts for the earnings described in Article V and for the uplift described in Article VI (as applied to Covered Employees).
          (f) Debits for any distributions made from the Sub-Accounts.
          (g) The Employers shall make the above-described credits and debits to the Participant’s Pre-2005 Sub-Accounts or Post-2004 Sub-Accounts, as applicable.
ARTICLE V — EARNINGS
     Section 5.1. Earnings for Periods Before January 1, 2008
          (a) Basic Sub-Accounts and Profit Sharing Sub-Accounts. Except as otherwise described in the Plan, for periods before January 1, 2008, at the end of each calendar month during a Plan Year, the Excess Profit Sharing Sub-Account, Basic Excess Deferral Sub-Account, Basic Excess 401(k) Sub-Account and Basic Excess Matching Sub-Account of each Participant shall be credited with an amount determined by multiplying such Participant’s average Sub-Account balance during such month by the blended rate earned during the prior month by the Fixed Income Fund. Notwithstanding the foregoing, in the event that the ROTCE determined for such Plan Year exceeds the rate credited to the Sub-Accounts under the preceding sentence, such Sub-Accounts shall retroactively be credited with the excess (if any) between (i)

the amount determined under the preceding sentence over (ii) the amount determined by multiplying the Participant’s average Sub-Account balance during each month of such Plan Year by the ROTCE determined for such Plan Year, compounded monthly. This ROTCE calculation shall be made during the month in which the Participant terminates employment and shall be based on the year-to-date ROTCE for the month ending prior to the date the Participant terminated employment, as calculated by the Company. For any subsequent month following termination, such ROTCE calculation shall not apply. The Fixed Income Fund calculation described above for the month in which the Participant receives a distribution from his Sub-Account shall be based on the blended rate earned during the preceding month by the Fixed Income Fund.
(b) Additional Sub-Accounts. Except as otherwise described in the Plan, for periods prior to January 1, 2008, at the end of each calendar month during a Plan Year, the Additional Excess Deferral Sub-Account Additional Excess 401(k) Sub-Account and Yale Short-Term Deferral Sub-Account of each Participant shall be credited with an amount determined by multiplying such Participant’s average Sub-Account balance during such month by the blended rate earned during the prior month by the Fixed Income Fund. The earnings calculation for the month in which the Participant receives a distribution from his Sub-Account shall be based on the blended rate earned during the preceding month by the Fixed Income Fund.
(c) LTIP Deferral Sub-Accounts. Except as otherwise described in the Plan, for periods prior to January 1, 2008, at the end of each calendar month during a Plan Year, the LTIP Deferral Sub-Account of each Participant shall be credited with an amount determined by multiplying such Participant’s average Sub-Account balance during such month by the “10-Year U.S. Treasury Yield” plus 2.0%. For purposes hereof, the 10-Year U.S. Treasury Yield shall be the 10 year yield on U.S. Treasury issues as listed in the Bond Market Data Bank for the last day of the preceding calendar quarter as printed in the Wall Street Journal (or as published on the Website for the Wall Street Journal). In the event that a yield is not listed for a maturity exactly 10 years from the calendar quarter end, the next preceding chronological treasury bond issue yield shall be used.
     Section 5.2. Earnings for Periods on or After January 1, 2008.
          (a) Earnings Applicable to non-Covered Employees. Except as otherwise described in the Plan, for periods on or after January 1, 2008, at the end of each calendar month during a Plan Year through the end of the month prior to the payment date, all Sub-Accounts of all Participants who are not Covered Employees shall be credited with an amount determined by multiplying such Participant’s Sub-Account balance during such month by the blended rate earned during the prior month by the Fixed Income Fund.
          (b) Earnings Applicable to Covered Employees. Except as otherwise described in the Plan, for periods on and after January 1, 2008, at the end of each calendar month during a Plan Year through the end of the month prior to the payment date, all Sub-Accounts of the Covered Employees shall be credited with an amount determined by multiplying such Participant’s Sub-Account balance during such month by the blended rate earned during the prior month by the Fixed Income Fund. Notwithstanding the foregoing, in the event that the ROTCE

Table Rate determined for such Plan Year exceeds the rate credited under the preceding sentence to the Excess Profit Sharing Sub-Account, Basic Excess Deferral Sub-Account, Basic Excess 401(k) Sub-Account and Basic Excess Matching Sub-Account, such Sub-Accounts shall retroactively be credited with the excess (if any) of (i) the amount determined under the preceding sentence over (ii) the amount determined by multiplying the Participant’s Sub-Account balance during each month of such Plan Year by the ROTCE Table Rate determined for such Plan Year, compounded monthly. This ROTCE Table Rate calculation shall be made during the month in which the Participant incurs a Termination of Employment and shall be based on the year-to-date ROTCE Table Rate for the month ending prior to the date the Participant incurred a Termination of Employment, as calculated by the Company. For any subsequent month following such Termination, such ROTCE calculation shall not apply.
     Section 5.3. Changes in/Limitations on Earnings Assumption.
          (a) For periods prior to January 1, 2008, the Company (with the approval or ratification of the NACCO Industries, Inc. Benefits Committee (the “Benefits Committee”)) may change (but, for periods prior to the last day of the month prior to the payment date, may not suspend) the earnings rate credited on Accounts under the Plan at any time. For periods on and after January 1, 2008, the Company’s Compensation Committee may change (but, for periods prior to the last day of the month prior to the payment date, may not suspend) the earnings rate credited on Accounts under the Plan at any time.
          (b) Notwithstanding any provision of the Plan to the contrary, in no event will earnings on Accounts for a Plan Year be credited at a rate which exceeds 14%.
ARTICLE VI — VESTING
     Section 6.1. Vesting. A Participant shall always be 100% vested in all amounts credited to his Account hereunder.
ARTICLE VII — TIME AND FORM OF PAYMENT TO PARTICIPANTS
     Section 7.1. Time and Form of Payment.
          (a) Prior Elections. Except as described in Subsection (c) of this Section, all elections regarding the time and form of payment of all Excess Retirement Benefits under prior Plan documents, including elections made by terminated Participants, shall continue in effect through the close of business on December 31, 2007 and shall be cancelled immediately after the close of business on that date.
          (b) Payment Rules for Active Employees.
(i) Subject to Subsection (d), the amounts allocated to the Account of a Participant who is employed on December 31, 2007 and who is not a Covered Employee shall automatically be paid to the Participant (or his Beneficiary, if applicable) in the form of a single lump sum payment during the period from January 1, 2008 through April 30, 2008.

(ii) Subject to Subsection (d) and Section 7.2(c), a Participant who is employed on December 31, 2007 and who is a Covered Employee shall receive payment of the amounts allocated to his Account under the following rules: (X) his Account balance as of December 31, 2007 (after adjustment for the Excess Profit Sharing Benefit and ROTCE earnings for 2007) shall automatically be paid in the form of a single lump sum payment on the date of his Termination of Employment and (Y) the amount of earnings that is credited to his Account each Plan Year commencing on or after January 1, 2008, increased by 15%, shall automatically be paid in the form of annual lump sum payments during the period from January 1st through March 15th of the immediately following Plan Year. Notwithstanding the foregoing, during the Plan Year in which a Covered Employee receives a payment of his frozen Account balance, such Covered Employee shall also receive payment of the pro-rata earnings (and corresponding uplift) for such Plan Year at the same time he receives payment of such Account balance.
          (c) Payment Rules for Terminated Employees. The amounts allocated to the Account of a Participant who is not employed on December 31, 2007 shall automatically be paid in a single lump sum payment during the period from January 1, 2009 through April 30, 2009. Notwithstanding the foregoing, if such a Participant was in pay status on December 31, 2007, such Participant shall receive his normally scheduled installment payment at the appropriate time during 2008 (determined in accordance with the terms of the Plan as in effect prior to this restatement and his payment election, as applicable), with each such installment payment being classified as a single payment for purposes of Code Section 409A.
          (d) Payment Rules in the Event of a Change in Control. Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control, all amounts allocated to the Accounts of all Participants shall be paid in the form of a lump sum payment during the period that is thirty days prior to, or within two (2) business days after, the date of the Change in Control, as determined by the Compensation Committee.
          (e) Withholding/Taxes. To the extent required by applicable law, the Employers shall withhold from the Excess Retirement Benefits hereunder any income, employment or other taxes required to be withheld therefrom by any governmental agency.
     Section 7.2.Other Payment Rules and Restrictions.
(a)	Payments Violating Applicable Law. Notwithstanding any provision of the Plan to the contrary, the payment of all or any portion of the amounts payable hereunder will be deferred to the extent that the Company reasonably anticipates that the making of such payment would violate Federal securities laws or other applicable law (provided that the making of a payment that would cause income taxes or penalties under the Code shall not be treated as a violation of applicable law). The deferred amount shall become payable at the earliest date at which the Company reasonably anticipates that making the payment will not cause such violation.

(b)	Delayed Payments due to Solvency Issues. Notwithstanding any provision of the Plan to the contrary (but except as otherwise provided in Article XI), an Employer shall not be required to make any payment hereunder to any Participant or Beneficiary if the making of the payment would jeopardize the ability of the Employer to continue as a going concern; provided that any missed payment is made during the first calendar year in which the funds of the Employer are sufficient to make the payment without jeopardizing the going concern status of the Employer.
(c)	Key Employees. Notwithstanding any provision of the Plan to the contrary, distributions to Key Employees made on account of a Termination of Employment may not be made before the 1st day of the seventh month following such Termination of Employment (or, if earlier, the date of death) except for payments made on account of (i) a QDRO (as specified in Section 9.5), (ii) a conflict of interest or (iii) the payment of FICA taxes (as specified in Subsection (e) below). Any amounts that are otherwise payable to the Key Employee during the 6-month period following his Termination of Employment shall be accumulated and paid in a lump sum make-up payment within 30 days following the 1st day of the 7th month following Termination of Employment.

(d)	Time of Payment/Processing. Except as described in Sections 7.1(d) and 7.2(c), all payments under the Plan shall be made on, or within 90 days of, the specified payment date.

(e)	Acceleration of Payments. Notwithstanding any provision of the Plan to the contrary, to the extent permitted under Code Section 409A and the Treasury Regulations issued thereunder, payments of Post-2004 Sub-Accounts hereunder may be accelerated (i) to the extent necessary to comply with federal, state, local or foreign ethics or conflicts of interest laws or agreements or (ii) to the extent necessary to pay the FICA taxes imposed on benefits hereunder under Code Section 3101, and the income withholding taxes related thereto. Payments may also be accelerated if the Plan (or a portion thereof) fails to satisfy the requirements of Code Section 409A; provided that the amount of such payment may not exceed the amount required to be included as income as a result of the failure to comply with Code Section 409A.
ARTICLE VIII — BENEFICIARIES
     Section 8.1. Beneficiary Designations. A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Plan Administrator) signed by the Participant and filed with the Plan Administrator prior to the Participant’s death. Separate Beneficiary designations may be made for each Sub-Account under the Plan (provided that a single Beneficiary must be designated for both the Excess 401(k) Sub-Account and the corresponding Excess Matching Sub-Account). In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, (a) the Beneficiary of a Participant for his Excess 401(k) Benefits, his Excess Matching Benefits and his Excess Profit Sharing Benefits shall be his beneficiary under the Profit Sharing Plan, and (b) the Beneficiary of a Participant for his Excess Deferral Benefits his LTIP Deferral Benefits and his Yale Short-Term Benefits shall be his surviving legal spouse or, if none, his estate. A person designated by a Participant as his Beneficiary who or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provided to the contrary. If two or more persons designated as a

Participant’s Beneficiary are in existence with respect to a single Sub-Account, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons unless the Participant’s designation specifically provides for a different allocation.
     Section 8.2. Change in Beneficiary. Anything herein or in the Profit Sharing Plan to the contrary notwithstanding, a Participant may, at any time and from time to time, change a Beneficiary designation hereunder without the consent of any existing Beneficiary or any other person. A change in Beneficiary hereunder may be made regardless of whether such a change is also made under the Profit Sharing Plan. In other words, the Beneficiary hereunder need not be the same as under the Profit Sharing Plan. Any change in Beneficiary shall be made by giving written notice thereof to the Employer or Plan Administrator and any change shall be effective only if received prior to the death of the Participant.
     Section 8.3. Distributions to Beneficiaries.
          (a) Amount of Benefits. Excess Retirement Benefits payable to a Participant’s Beneficiary under this Plan shall be equal to the balance in the applicable Sub-Account of such Participant on the Valuation Date preceding the date of the distribution of the Sub-Account to the Beneficiary.
          (b) Time of Payment. Excess Retirement Benefits that are credited to the Account of a Participant as of his date of death shall be payable to the Participant’s Beneficiary in accordance with the rules described in Article VII.
          (c) Form of Payment. All Benefits payable to a Beneficiary hereunder shall be paid in the form of a lump sum payment.
ARTICLE IX — MISCELLANEOUS
     Section 9.1. Liability of Employers. Nothing in this Plan shall constitute the creation of a trust or other fiduciary relationship between an Employer and any Participant, Beneficiary or any other person.
     Section 9.2. Limitation on Rights of Participants and Beneficiaries — No Lien. This Plan is designed to be an unfunded, nonqualified plan. Nothing contained herein shall be deemed to create a trust or lien in favor of any Participant or Beneficiary on any assets of an Employer. The Employers shall have no obligation to purchase any assets that do not remain subject to the claims of the creditors of the Employers for use in connection with the Plan. No Participant or Beneficiary or any other person shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Employers prior to the time that such assets are paid to the Participant or Beneficiary as provided herein. Each Participant and Beneficiary shall have the status of a general unsecured creditor of his Employer. The amount standing to the credit of any Participant’s Sub-Account is purely notional and affects only the calculation of benefits payable to or in respect of him. It does not give the Participant any right or entitlement (whether legal, equitable or otherwise) to any particular assets held for the purposes of the Plan or otherwise.

     Section 9.3. No Guarantee of Employment. Nothing in this Plan shall be construed as guaranteeing future employment to Participants. A Participant continues to be an Employee of an Employer solely at the will of such Employer subject to discharge at any time, with or without cause.
     Section 9.4. Payment to Guardian. If a Benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Plan Administrator may direct payment of such Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Plan Administrator may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Employers from all liability with respect to such Benefit.
     Section 9.5. Assignment.
          (a) Subject to Subsection (b), no right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.
          (b) Notwithstanding the foregoing, the Plan Administrator shall honor a qualified domestic relations order (“QDRO”) from a state domestic relations court which requires the payment of all or a part of a Participant’s or Beneficiary’s vested interest under this Plan to an “alternate payee” as defined in Code Section 414(p).
     Section 9.6. Severability. If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.
     Section 9.7. Effect on other Benefits. Benefits payable to or with respect to a Participant under the Profit Sharing Plan or any other Employer sponsored (qualified or nonqualified) plan, if any, are in addition to those provided under this Plan.
ARTICLE X — ADMINISTRATION OF PLAN
     Section 10.1. Administration.
          (a) In General. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to Benefits hereunder and, if so, the amount and duration of such Benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Sections 10.3 and 10.4 hereof.
          (b) Delegation of Duties. The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Benefits, to a named administrator or administrators.
     Section 10.2. Regulations. The Plan Administrator may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the provisions of Sections 10.3 and 10.4 hereof, be final and binding on all persons.

     Section 10.3. Claims Procedures.
          (a) The Plan Administrator shall determine the rights of any person to any Benefits hereunder. Any person who believes that he has not received the Benefits to which he is entitled under the Plan must file a claim in writing with the Plan Administrator. The Plan Administrator shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90 day period), either allow or deny the claim in writing.
          (b) A written denial of a claim by the Plan Administrator, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include: (i) the specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the claim review procedure and the time limits applicable thereto (including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review).
          (c) A claimant whose claim is denied (or his duly authorized representative) who wants to contest that decision must file with the Plan Administrator a written request for a review of such claim within 60 days after receipt of denial of a claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his claim. If such an appeal is so filed within such 60 day period, the Compensation Committee (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. For this purpose, the Compensation Committee (or its delegate) shall have the same power to interpret the Plan and make findings of fact thereunder as is given to the Plan Administrator under Section 10.1(a) above.
          (d) The Compensation Committee (or its delegate) shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and, to the extent permitted by law, shall be final and binding on all interested persons. In addition, the notice of adverse determination shall also include statements that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
     Section 10.4. Revocability of Action/Recovery. Any action taken by the Plan Administrator or the Compensation Committee (or its delegate) a with respect to the rights or benefits under the Plan of any person shall be revocable as to payments not yet made to such person. In addition, the acceptance of any Benefits under the Plan constitutes acceptance of and agreement to the Plan making any appropriate adjustments in future payments to any person (or to recover from such person) any excess payment or underpayment previously made to him.
     Section 10.5. Amendment. The Company (with the approval or ratification of the Compensation Committee) may at any time prospectively or retroactively amend any or all of the provisions of this Plan for any reason whatsoever, except that, without the prior written consent of the affected Participant, no such amendment may (a) reduce the amount of any Participant’s vested Benefit as of the date of such amendment, (b) suspend the crediting of earnings on the balance of a Participant’s Account, until the last day of the month prior to the payment date of such Account or (c) alter the time of payment provisions described in Article VII of the Plan, except for any amendments that are required to bring such provisions into compliance with the requirements of Code Section 409A or that accelerate the time of payment in a manner permitted by Code Section 409A. Any amendment shall be in the form of a written instrument executed by an officer of the Company. Subject to the foregoing provisions of this Section, such amendment shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution.
     Section 10.6. Termination.
          (a) The Compensation Committee has taken action to terminate the portion of the Plan that applies to non-Covered Employees at the time stated in Section 1.6 hereof. In addition, subject to Subsection (b), the Company (without the consent of any Employer but with the approval or ratification of the Compensation Committee), in its sole discretion, may terminate the remainder of this Plan at any time and for any reason whatsoever, except that, without the prior written consent of the affected Participant, no such termination may (i) adversely affect any Participant’s vested Benefit as of the date of such termination, (ii) suspend the crediting of earnings on the balance of a Participant’s Account, until the last day of the month prior to the payment date of such Account or (c) alter the time of payment provisions described in Article VII of the Plan, except for changes that are required to bring such provisions into compliance with the requirements of Code Section 409A or that accelerate the time of payment in a manner permitted by Code Section 409A. Any such termination shall be expressed in the form of a written instrument executed by an officer of the Company on the order of the Compensation Committee. Subject to the foregoing provisions of this Section, such termination shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution. Written notice of any termination shall be given to the Participants.
          (b) Notwithstanding anything in the Plan to the contrary, in the event of a termination of the Plan (or any portion thereof), the Company, in its sole and absolute discretion, shall have the right to change the time and form of distribution of Participants’ Excess Retirement Benefits but only to the extent such change is permitted by Code Section 409A and Treasury Regulations or other guidance issued thereunder.
ARTICLE XI —
ADOPTION BY OTHER EMPLOYERS, TRANSFERS AND GUARANTEES
     Section 11.1. In general. The provisions of this Article shall apply notwithstanding any other provision of the Plan to the contrary.

     Section 11.2. Adoption of Plan by other Employers/Withdrawal.
          (a) Any Controlled Group Member may adopt the Plan with the written consent of the Company (with the approval or ratification of the Benefits Committee). Any such adopting employer must (i) execute an instrument evidencing such adoption and (ii) file a copy of such Instrument with the Plan Administrator. Such adoption may be subject to such terms and conditions as the Company requires or approves. By this adoption of the Plan, Employers other than the Company shall be deemed to authorize the Company to take any actions within the authority of the Company under the terms of the Plan.
          (b) Notwithstanding the foregoing, in the case of any Employer that adopts the Plan and thereafter (i) ceases to exist, (ii) ceases to be a Controlled Group Member or (iii) withdraws or is eliminated from the Plan, it shall not thereafter be considered an Employer hereunder provided, however, that such terminating Employer shall continue to be an Employer for the purposes hereof as to Participants or Beneficiaries to whom it owes obligations hereunder.
          (c) Any Employer (other than the Company) which adopts this Plan may elect separately to withdraw from the Plan and such withdrawal shall constitute a termination of the Plan as to it; provided, however, that (i) such terminating Employer shall continue to be an Employer for the purposes hereof as to Participants or Beneficiaries to whom it owes obligations hereunder, and (ii) such termination shall be subject to the limitations and other conditions described in Section 10.6, treating the Employer as if it were the Company.
     Section 11.3. Expenses. The expenses of administering the Plan shall be paid by the Employers, as directed by the Company.
     Section 11.4. Liability for Payment/Transfers of Employment.
          (a) Subject to the provisions of Subsections (b) and (c) hereof, each Employer shall be solely liable for the payment of the Excess Retirement Benefits which are payable hereunder to or on behalf of its Employees.
          (b) Notwithstanding the foregoing, if an Excess Retirement Benefit payable to or on behalf of a Participant is based on the Participant’s employment with more than one Employer the following provisions shall apply:
          (i) Upon a transfer of employment, the Participant’s Sub-Accounts shall be transferred from the prior Employer to the new Employer and Excess Retirement Benefits (and earnings) shall continue to be credited to the Sub-Accounts following the transfer (to the extent otherwise required under the terms of the Plan). Subject to Section 11.4(b)(ii)(3), the last Employer of the Participant shall be responsible for processing the payment of the entire amount which is allocated to the Participant’s Sub Accounts hereunder; and
          (ii) Notwithstanding the provisions of clause (i), (1) each Employer shall be solely liable for the payment of the amounts credited to a Participant’s Account which were earned by the Participant while he was employed by that Employer; (2) each Employer (unless it is insolvent) shall reimburse the last Employer for its allocable share of the Participant’s distribution; (3) if any responsible Employer is insolvent at the time of distribution, the last Employer shall not be required to make a distribution to the Participant with respect to amounts which are allocable to service with that Employer (until the payment date specified in Section 7.5(c)); and (4) each Employer shall (to the extent permitted by applicable law) receive an income tax deduction for the Employer’s allocable share of the Participant’s distribution.
          (c) Notwithstanding the foregoing, in the event that NMHG Oregon, LLC is unable or refuses to satisfy its obligations hereunder with respect to the payment of Excess Retirement Benefits to its Employees, the Company (unless it is insolvent) shall guarantee and be responsible for the payment thereof.
EXECUTED, this 14th day of December, 2007.

NACCO MATERIALS HANDLING GROUP, INC.
By:	/s/ Charles A. Bittenbender
Title: Assistant Secretary

Appendix A. Change in Control.
Change in Control. The term “Change in Control” shall mean the occurrence of any of the events listed in I or II, below; provided that such occurrence occurs on or after January 1, 2008 and meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) (or any successor or replacement thereto) with respect to a Participant :
I. i.	Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders (as defined below), is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of a Related Company (as defined below) entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities by any Person pursuant to an Excluded Business Combination (as defined below); or

ii.	The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of any Related Company or the acquisition of assets of another corporation, or other transaction involving a Related Company (“Business Combination”) excluding, however, such a Business Combination pursuant to which (such a Business Combination, an “Excluded Business Combination”) the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of any Related Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns any Related Company or all or substantially all of the assets of any Related Company, either directly or through one or more subsidiaries).

II. i.	Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then Outstanding Voting Securities of NACCO Industries, Inc. (“NACCO”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:
(A)	directly from NACCO that is approved by a majority of the Incumbent Directors (as defined below); or

(B)	by any Person pursuant to an Excluded NACCO Business Combination (as defined below);
provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the Outstanding Voting Securities of NACCO inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner"(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the Outstanding Voting Securities of NACCO, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

ii.	a majority of the Board of Directors of NACCO ceases to be comprised of Incumbent Directors; or

iii.	the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of NACCO or the acquisition of assets of another corporation, or other transaction involving NACCO (“NACCO Business Combination”) excluding, however, such a Business Combination pursuant to which both of the following apply (such a Business Combination, an “Excluded NACCO Business Combination”):
(A)	the individuals and entities who beneficially owned, directly or indirectly, NACCO immediately prior to such NACCO Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such NACCO Business Combination (including, without limitation, an entity that as a result of such transaction owns NACCO or all or substantially all of the assets of NACCO, either directly or through one or more subsidiaries); and

(B)	at the time of the execution of the initial agreement, or of the action of the Board of Directors of NACCO, providing for such NACCO Business Combination, at least a majority of the members of the Board of Directors of NACCO were Incumbent Directors.
III.	Definitions. The following terms as used herein shall be defined as follow:
1.	“Incumbent Directors” means the individuals who, as of December 31, 2007, are Directors of NACCO and any individual becoming a Director subsequent to such date whose election, nomination for election by NACCO’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of NACCO in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of NACCO occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of NACCO.

2.	“Permitted Holders” shall mean, collectively, (i) the parties to the Stockholders’ Agreement, dated as of March 15, 1990, as amended from time to time, by and among National City Bank, (Cleveland, Ohio), as depository, the Participating

Stockholders (as defined therein) and NACCO; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’ Agreement shall be such definition in effect of the date of the Change in Control, (ii) any direct or indirect subsidiary of NACCO and (iii) any employee benefit plan (or related trust) sponsored or maintained by NACCO or any direct or indirect subsidiary of NACCO.
3.	“Related Company” means NMHG Holding Co. and its successors (“NMHG”), any direct or indirect subsidiary of NMHG and any entity that directly or indirectly controls NMHG.